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                                                                    Exhibit 4.39


                       FOCAL COMMUNICATIONS CORPORATION

                       2000 Employee Stock Purchase Plan
                       ---------------------------------

SECTION 1.  PURPOSE.

     This Employee Stock Purchase Plan (the "Plan") is intended to advance the interests of Focal Communications Corporation (the "Company") and its stockholders by allowing employees of the Company and those subsidiaries of the Company that participate in this Plan the opportunity to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"). It is intended that this Plan will constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 2.  ADMINISTRATION.

     (a) This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board").

     (b) The interpretation and construction by the Committee of any provision of this Plan or of any subscription to purchase shares of Common Stock under this Plan shall be final. The Committee may establish any policies or procedures which in the discretion of the Committee are relevant to the operation and administration of this Plan and may adopt rules for the administration of this Plan. The Committee will, from time to time, designate the subsidiaries (as defined below) of the Company whose employees will be eligible to participate in this Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any subscription to purchase shares of Common Stock under this Plan. For purposes of this Plan, the term "subsidiary" has the meaning given to such term under Section 424(f) of the Code.

SECTION 3.  ELIGIBILITY.

     Each employee of the Company or of a participating subsidiary of the Company whose customary employment with the Company or any participating subsidiary is at least 20 hours per week and at least five months per calendar year, and who has completed any minimum service requirement (not to exceed two years) that may be specified by the Committee from time to time (an "Eligible Employee") may subscribe to purchase shares of Common Stock under this Plan. Notwithstanding the preceding sentence, no employee may subscribe to purchase shares of Common Stock under this Plan if such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. For purposes of this paragraph, stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code.
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SECTION 4.  PARTICIPATION.

     (a) An Eligible Employee shall evidence his or her agreement to subscribe for shares of Common Stock by completing an agreement (the "Subscription and Authorization Form") provided by the Committee and filing it as directed by the Committee. A Subscription and Authorization Form must be filed with the Company as directed by the Committee prior to the commencement of a Purchase Period to be effective for such Purchase Period. Thereafter, subject to Section 6(f), once an Eligible Employee has filed a Subscription and Authorization Form for an initial Purchase Period as directed by the Committee, he or she shall continue to be a Participant for succeeding Purchase Periods (but not for coexisting Purchase Periods) on the terms provided in such form until he or she modifies his or her election on a subsequently filed Subscription and Authorization Form or until he or she withdraws from this Plan.

     (b) For purposes of this Plan:

(i) The term "Participant" means an Eligible Employee who has a Subscription and Authorization Form in effect.

(ii) The term "Purchase Date" means the last business day of the second fiscal quarter after the related Subscription Date occurs.

(iii) The term "Purchase Period" means each six-month period commencing on a Subscription Date and ending on a Purchase Date during the term of this Plan.

(iv) The term "Subscription Date" means the first business day of each fiscal quarter of the Company during which this Plan is effective. The first Subscription Date under this Plan will be October 1, 2000.

     (c) In the Subscription and Authorization Form, an Eligible Employee shall designate any whole percentage amount to be withheld from such Eligible Employee's compensation in each pay period and used to purchase shares of Common Stock on the next Purchase Date, subject to the following limitations: (i) the amount withheld shall not exceed 10% of his or her compensation (as defined below) for the Purchase Period and (ii) the Committee may establish from time to time minimum payroll deductions. For purposes of this Plan, the term "compensation" means total cash compensation, including amounts deferred under a cash or deferred arrangement within the meaning of Section 401(f) of the Code or a Cafeteria Plan within the meaning of Section 125 of the Code.

SECTION 5.  COMMON STOCK.

     The stock purchased under this Plan shall be shares of authorized but unissued Common Stock. Subject to the provisions of Section 6(h), the aggregate number of shares that may be purchased under this Plan shall not exceed 375,000 shares of Common Stock. In the event that the dollar amount of shares of Common Stock subscribed for in any Purchase Period exceeds the number of shares of Common Stock available to be purchased under this Plan, the shares of Common Stock available to be purchased shall be allocated ratably among the subscriptions.
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SECTION 6.  TERMS AND CONDITIONS OF SUBSCRIPTIONS.

     Subscriptions shall be evidenced by a Subscription and Authorization Form in such form as the Committee shall from time to time approve, provided that all Participants subscribing to purchase shares of Common Stock shall have the same rights and privileges (except as otherwise provided in Section 4(c) and Section 6(e)), and provided further that such subscriptions shall comply with and be subject to the following terms and conditions:

     (a) Purchase Price. The purchase price per share of Common Stock shall be an amount equal to the lower of (i) 85% of the fair market value per share of the Common Stock on the Subscription Date and (ii) 85% of the fair market value per share of the Common Stock on the Purchase Date. During such time as the Common Stock is traded on the Nasdaq National Market, the fair market value per share of Common Stock on any day shall be the closing price of the Common Stock on such day, or on the next regular business day on which shares of the Common Stock of the Company shall be traded in the event that no shares of Common Stock shall have been traded on the relevant day. Subject to the foregoing, the Committee shall have full authority and discretion to fix the purchase price.

     (b) Medium and Time of Payment. The purchase price shall be payable in full in accordance with uniform policies and procedures established by the Committee. The funds required for such payment will be derived from amounts withheld from a Participant's compensation and credited to an account established on behalf of the Participant. A Participant shall have the right at any time terminate the withholding from his or her compensation of amounts to be paid toward the purchase price by filing a Subscription and Authorization Form as directed by the Committee. Any termination of such withholding will constitute a withdrawal under this Plan. A Participant shall have the right to elect to obtain a refund (within a reasonable time) of amounts withheld from his or her compensation prior to such termination (except in the case of a termination that occurs within 15 days of the end of the Purchase Period in which such Participant has participated), or to have such amounts applied to purchase shares of Common Stock as of the immediately following Purchase Date, by filing a Subscription and Authorization Form as directed by the Committee.
If the Participant terminates his or her withholding within 15 days of the end of the Purchase Period in which such Participant has participated, the amounts withheld shall be applied to purchase shares of Common Stock as of the immediately following Purchase Date. A Participant shall have the right to resume participation or to change the amount withheld effective as of the immediately following Subscription Date, by filing a Subscription and Authorization Form as directed by the Committee.

     (c) No Overlapping Participation. A Participant may only participate in one Purchase Period at a time.

     (d) No Interest on Employee Funds. No interest shall accrue on any amounts withheld from a Participant's compensation.
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     (e)  Accrual Limitation.  No subscription shall permit the rights of a
Participant to purchase stock under all "employee stock purchase plans" (as defined in the Code) of the Company to accrue, under the rules set forth in
Section 423(b)(8) of the Code, at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of subscription) for each calendar year in which a subscription is outstanding.

     (f) Termination of Employment. If a Participant ceases to be employed by the Company or a participating subsidiary before any applicable Purchase Date, he or she may elect, by filing a Subscription and Authorization Form as directed by the Committee, to have the amount in his or her account at the time of termination applied to purchase shares of Common Stock at the applicable purchase price on the first Purchase Date following such termination. In the absence of such an election, the amount credited to his or her account on the date of termination will be refunded within a reasonable time without interest.

     (g) Transferability. Neither payments credited to a Participant's account nor any rights to subscribe to purchase shares of Common Stock under this Plan may be transferred by a Participant except by the laws of descent and distribution. Any such attempted transfer will be without effect, except that the Company may treat such act as an election by the Participant to withdraw under this Plan. Shares of Common Stock may be purchased under this Plan only by Participants who have legal capacity as determined under applicable state law or, in the event of the Participant's legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law or court supervision.

     (h) Death and Designation of Beneficiary. A Participant may file with the Company a written designation of beneficiary and may change such designation of beneficiary at any time by written notice to the Company.

     (i) Adjustments. The Committee may make or provide for such adjustments in the purchase price and in the number or kind of shares of the Common Stock or other securities covered by outstanding subscriptions, or specified in the second sentence of Section 5 of this Plan, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or
(iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding subscriptions under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.
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     (j) Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Common Stock covered by his or her subscription until the Purchase Date following payment in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such purchase, except as provided in Section 6(i) of this Plan.

     (k) No Fractional Shares. In lieu of fractional shares of Common Stock that would otherwise be distributed from a Participant's account under this Plan, amounts remaining in a Participant's account after whole shares of Common Stock have been purchased as of a Purchase Date shall be applied to the Participant's account for the next succeeding Purchase Period.

     (l) Other Provisions. The Subscription and Authorization Form authorized under this Plan shall contain such other provisions as the Committee may deem advisable, including the requirement that a Participant complete and file a Stock Purchase Agreement as directed by the Committee, provided that no such provisions may in any way be in conflict with the terms of this Plan.

SECTION 7. EFFECTIVE DATE AND TERM OF PLAN.

     (a) Effective Date; Approval of Shareholders. This Plan shall take effect upon adoption by the Board.

     (b) Termination of Plan. This Plan shall continue in effect until the date on which all shares of Common Stock available for issuance under this Plan shall have been issued unless earlier terminated pursuant to Section 8 of this Plan.

SECTION 8. AMENDMENT OF THIS PLAN.

     This Plan may be amended, suspended or discontinued from time to time by the Committee, but without the approval of the stockholders, no such amendment shall (a) increase the aggregate number of shares of Common Stock that may be issued and sold under this Plan (except that adjustments authorized by Section 6(h) of this Plan shall not be limited by this provision) or (b) materially modify the requirements as to eligibility for participation in this Plan. The approval of stockholders for this purpose shall be obtained by a vote of the holders of a majority of the total number of outstanding shares of voting stock of the Company present in person or by proxy at a meeting at which a quorum is present.

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                                   EXHIBIT A


      Focal Communications Corporation 2000 Employee Stock Purchase Plan

                          Participating Subsidiaries
                          --------------------------


Focal Communications Corporation of California
Focal Communications Corporation of Colorado
Focal Communications Corporation of Florida
Focal Communications Corporation of Georgia
Focal Communications Corporation of Illinois
Focal Communications Corporation of Massachusetts
Focal Communications Corporation of Michigan
Focal Communications Corporation of Mid-Atlantic
Focal Communications Corporation of Minnesota
Focal Communications Corporation of Missouri
Focal Communications Corporation of New Jersey
Focal Communications Corporation of New York
Focal Communications Corporation of Ohio
Focal Communications Corporation of Pennsylvania
Focal Communications Corporation of Texas
Focal Communications Corporation of Virginia
Focal Communications Corporation of Washington
Focal Communications Corporation of Wisconsin
Focal Financial Services, Inc.
Focal International Corp.
Focal Telecommunications Corporation

All other wholly-owned direct or indirect subsidiaries of Focal Communications Corporation that may be established from time to time during the term of the Plan.